Exhibit 99.1

Subject: Inland Income Trust Announces Estimated Per Share Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its board of directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2017, which also sets a new purchase price for shares under its Distribution Reinvestment Plan (DRP) and Share Repurchase Program (SRP).

•	The estimated per share NAV of the Company’s common stock is $22.35[1] as of December 31, 2017. This represents a minor change of -1.2% from the prior valuation.
•	The estimated per share NAV determined by the Board is the midpoint of the range of values provided by CBRE Capital Advisors, Inc. (CBRE Cap), a FINRA registered broker dealer firm that specializes in providing real estate financial services, in its valuation report.
•	This valuation is a snapshot in time and is not indicative of the amount Inland Income Trust or its stockholders may receive if Inland Income Trust were to list its shares or liquidate its assets, now or in the future.

Helpful Links

•	Form 8-K
•	Frequently Asked Questions (FAQs)
•	Video: Calculating Inland Income Trust's Estimated Per Share Value

1 This valuation represents the estimated per share NAV as a snapshot in time and it will fluctuate over Inland Income Trust’s life cycle. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the Board, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board’s determination of the estimated per share NAV or the Board’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

Questions?

For additional information, please read the Company’s Form 8-K filed March 21, 2018, contact your Inland sales representative or call Inland Investor Services at 800.826.8228.

View Prospectus and other SEC Filings.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made only by a prospectus, which has been filed or registered with appropriate state and federal regulatory agencies and sold only by broker dealers and registered investment advisors authorized to do so. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC, dealer manager for Inland Income Trust.

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Important Information Regarding Inland Income Trust’s Annual Valuation

Inland Income Trust is pleased to provide important information about its recent valuation.

Q1:	What is the new per share value for Inland Income Trust?
A:	Account statements will reflect the new estimated per share value of $22.35 (post reverse stock split).

As a reminder, on January 16, 2018, we effected a 1-for-2.5 reverse stock split whereby every 2.5 shares of our issued and outstanding common stock were converted into one share of our common stock. All share information presented has been adjusted to reflect the reverse stock split.

Q2:	How did Inland Income Trust estimate its per share value?
A:	We used the appraised value methodology to determine an estimated per share value. The appraised value methodology, also known as the net asset value or NAV method, is based on the fair value of real estate, real estate related investments and other assets, less the fair value of total liabilities. We engaged an independent consultant to provide a range of estimated per share net asset values. Based on information provided by our consultant and taking into consideration the reasonableness of the valuation methodology, our Company’s board of directors determined the estimated net asset value to be approximately $793.4 million or $22.35 per share.

Q3:	How does the per share estimated value compare to the previously reported value?
A:

The estimated per share NAV represents a minor change of -1.2% over the previous value. The acquisition of three properties in 2017, which lead to an increase in the value of the portfolio year-over-year, was offset by a decrease in the value of other certain properties acquired prior to 2017. In addition, the fair market value of debt increased due to additional mortgage loans incurred in 2017 plus a decrease in the fair market value adjustment of debt as a result of the decreasing remaining terms to maturity of existing mortgage loans as such loans approach their respective maturity dates. Overall, we are pleased with the performance of Inland Income Trust and our necessity-based focus given some of the challenges facing other types of retail.

Q4:	Which independent consultant did Inland Income Trust retain to determine an estimation of the net asset value? Why were they selected?
A:	Inland Income Trust selected CBRE Capital Advisors, Inc. (CBRE Cap) to perform the property appraisals and determine a range for the Company’s estimated per share net asset value. CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world’s largest commercial real estate services and investment firms (in terms of 2017 revenue). CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap, chosen based on a number of factors, including its expertise in valuation services and its, as well as its affiliates’, breadth and depth of experience in real estate services, is familiar with our portfolio as it also provided an analysis of our assets and liabilities the last two years. Neither CBRE Cap nor any of its affiliates is responsible for the Company’s board of director’s determination of the estimated per share NAV or the Company’s board of director’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

Q5:	Is there any change to the investment strategy?
A:	No, the valuation does not affect the investment strategy or objectives of the portfolio. Inland Income Trust primarily has focused on acquiring retail properties. We have invested in joint ventures and may continue to invest in additional joint ventures or acquire other real estate assets such as office and medical office buildings, multi-family properties and industrial/distribution and warehouse facilities, if our management believes the expected returns from those investments exceed that of retail properties. We also may invest in real estate-related equity securities of both publicly traded and private real estate companies, as well as commercial mortgage-backed securities (CMBS).

Q6:	Will the new estimated per share value affect quarterly distributions?
A:	Our Company’s board of directors declared cash distributions payable to stockholders of record at the close of business on March 30, 2018, in an amount equal to $0.335 per share, which represents an annualized rate of 6% based on the estimated per share value. Distributions are not guaranteed and are established at the time and to the extent declared by the board.

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Q7:	Will this impact the Distribution Reinvestment Plan (DRP) or current Share Repurchase Program (SRP)?
A:	Beginning with the quarterly distribution to stockholders to be paid in April, any reinvestment under the DRP will be executed at a price equal to $22.35 per share. The price will remain at $22.35 until a new estimated value is announced next year. Subject to the terms of the SRP, below is a chart outlining the repurchase price for each category of the SRP:

Share Repurchase Program	Percentage of Share Price	Repurchase Price (using new estimated per share value)
Anniversary/Year 1	92.5%	$20.67
Anniversary/Year 2	95%	$21.23
Anniversary/Year 3	97.5%	$21.79
Anniversary/Year 4	100%	$22.35
Death or Disability	100%	$22.35

Q8:	What is Inland Income Trust’s strategy to increase stockholder value?
A:	Our portfolio benefits from quality of location, quality of asset and quality of tenant. We own properties where consumers need to purchase necessity goods.

As always, the Inland Income Trust team focuses on creating value using active asset management. Active asset management involves implementing economies of scale at the property level, controlling costs and improving the retailer mix to offer a great overall shopping experience. Taking an active approach, from acquisition to disposition, adds value for tenants, increases NOI opportunity (income generated by a property after expenses), which may potentially increase investors’ earnings.

Q9:	Where can I find out more about the Inland Income Trust Valuation?
A:	Contact your financial advisor, contact Inland Investor Services at 800-826-8228 or visit our website at www.inland-investments.com/inland-income-trust for more detailed information.

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